UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-23556	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2005, the organization and compensation committee of the Board of Directors of Nektar Therapeutics (the “Company”) authorized the payment of bonuses to executive officers for services rendered in 2004. Bonus awards for all employees, including the executive officers, were linked to the achievement of the following specific corporate goals:

•	building a product pipeline

•	building a long term business

•	organizational capabilities and infrastructure; and

•	financial performance

At the discretion of the organization and compensation committee, target bonuses for the Chief Executive Officer and Chairman are set at 33 1/3% of total target cash compensation (total target cash compensation equals the executive’s salary plus the target bonus as previously set by the organization and compensation committee). For other named executive officers, the target bonus was set at 25% or 30% of total target cash compensation, depending upon position levels. Actual bonuses paid could range, at the discretion of the organization and compensation committee, from 0% to 150% of the target bonus percentage of total target cash compensation of each such executive officer.

The Company’s named executive officers received bonuses equal to the following percentages of their total target cash compensation: Ajit S. Gill (35.35%), Robert B. Chess (35.92%), John Patton (32.72%), Ajay Bansal (23.06%), J. Milton Harris (30.97%) and David Johnston (21.22%).

The bonuses paid to the named executive officers, represented as a percentage of their base salaries, were as follows: Ajit S. Gill (54.67%), Robert B. Chess (56.04%), John Patton (48.63%), Ajay Bansal (36.44%), J. Milton Harris (44.87%) and David Johnston (27.83%).

The corporate performance goals were evaluated in July 2004 and again in January 2005 and the organization and compensation committee determined that the goals were substantially achieved, and awarded bonuses for all executive officers and other employees.

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Ajay Bansal
Ajay Bansal
Chief Financial Officer and Vice President, Finance and Administration

Date: March 21, 2005

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